AMENDMENT NUMBER 6
TO THE CANADIAN PACIFIC RAILWAY COMPANY PENSION PLAN
CONSOLIDATED AS AT JANUARY 1, 2009
AMENDMENTS FOR CAW-TCA EFFECTIVE OCTOBER 1, 2012.
Effective October 1, 2012,
Add new subparagraph 17.01(e) as follows:

17.01
(e)    “Approved Pensionable Service”, when used with reference to paragraph 17.09, refers to Service rendered by a Member while receiving Employment Security Benefits after having attained Maximum Deemed Service which has been approved by the Canada Revenue Agency to be included as Pensionable Service, and for which the Member has made the required contributions in accordance with paragraph 17.09.

Add new paragraph 17.09 as follows:

17.09	(a) The Company may enter into an agreement with a Union to seek approval from Canada Revenue Agency of periods of Approved Pensionable Service in respect of Members represented by the Union.
(b)     The agreement shall set out the criteria for determining the periods Service that may be eligible as Approved Pensionable Service and for which approval will be sought from Canada Revenue Agency.
(c)    The agreement shall set out the method for determining the amounts that the Member must contribute to the Fund in respect of a period of Approved Pensionable Service, and the manner in which the Member may pay such contributions.
(d)    The agreement shall set out time periods for
(i)    the Company to provide information and notice to the Member, and for the Member to respond to the Company,
(ii)    the Company to submit requests to Canada Revenue Agency for approvals of Approved Pensionable Service, and
(iii)    the Member to pay to the Fund the contributions required by the agreement.
(e)    A period of Service shall be considered Approved Pensionable Service and shall be included as Pensionable Service only after Canada Revenue Agency has given its written approval in respect of such period of Service, and after the Fund has received the full amount of the required contributions from the Member in respect of such period of Service.